Exhibit 16.1

[LETTERHEAD OF: Braver PC | Accountants & Advisors]

FORM 8-K/A ATTACHMENT - CHANGE OF ACCOUNTANTS' LETTER

January 13, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by PLYMOUTH OPPORTUNITY REIT, INC. under Item 4.01 of its Form 8-K/A dated January 13, 2014. We agree with the statements concerning our Firm in such Form 8-KlA; we are not in a position to agree or disagree with other statements of PLYMOUTH OPPORTUNITY REIT, INC. contained therein.

Very truly yours,

/s/ Braver P.C.

Braver P.C.